Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-159131 and 333-159141on Form S-3, and Registration Statement Nos. 333-132828, 333-142774, 333-147939, and 333-152313, on Form S-8 of our reports dated February 24, 2011, relating to the consolidated financial statements and financial statement schedules of Great Plains Energy Incorporated and subsidiaries, and the effectiveness of Great Plains Energy Incorporated and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Great Plains Energy Incorporated for the year ended December 31, 2010.

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 24, 2011